Exhibit 99.1

Eastern Insurance Holdings, Inc.
Eastern Alliance Insurance Group
Eastern Life & Health Insurance Company
Employers Alliance, Inc.

DATE: March 30, 2010

FOR IMMEDIATE RELEASE

EASTERN INSURANCE HOLDINGS, INC. ANNOUNCES

PASSING OF DIRECTOR LAWRENCE W. BITNER

Lancaster, PA. Eastern Insurance Holdings, Inc. (Nasdaq: EIHI) (“EIHI”) announced that Lawrence W. Bitner, Board of Directors member, suddenly passed away on Friday, March 26, 2010. Mr. Bitner was 62 years old.

“We have lost a tremendous friend and colleague,” noted Bruce M. Eckert, EIHI’s Chief Executive Officer. “I had the pleasure of working with Larry for over 30 years, including more than 20 years on some of the operating subsidiaries that now comprise EIHI. Larry served on the Boards of those subsidiaries and had been a director of EIHI since its initial public offering in 2006. Larry will be greatly missed and our heartfelt wishes go out to his family and friends.”

Mr. Bitner’s distinguished career in the insurance industry began more than 35 years ago. Larry was the former President of AmWINS Program Underwriters, a leading provider of services and products for affinity groups. He was recognized as a pre-eminent authority in the area of group program development, having created the first nationwide captive insurance facilities for two different major industries. Larry attended Almeda College and University. His professional and civic associations included the Cystic Fibrosis Foundation, The United Cerebral Palsy Foundation, Alliance Impairment Management and Pennsylvania Society of Association Executives. Mr. Bitner is survived by his wife, Ann.

With Mr. Bitner’s passing, the remaining number of EIHI directors is eight. EIHI has not set a timetable for naming a replacement for Mr. Bitner.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer, 717.735.1660, kshook@eains.com